As filed with the Securities and Exchange Commission on May 17, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Magellan Midstream Holdings, L.P.

(Exact name of registrant as specified in its charter)

Delaware	20-4328784
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Williams Center

P.O. Box 22186

Tulsa, Oklahoma 74121-2186

(918) 574-7000

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Lonny E. Townsend

Magellan Midstream Holdings GP, LLC

One Williams Center

Tulsa, Oklahoma 74172

(918) 574-7000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Dan A. Fleckman

Vinson & Elkins L.L.P.

First City Tower

1001 Fannin Street, Suite 2500

Houston, Texas 77002-6760

(713) 758-2222

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Secondary Offering of Common Units	23,305,358	$29.08	$677,719,811	$20,806
Total			$677,719,811	$20,806	(3)

(1)	Pursuant to Rule 416(a), the number of common units being registered shall be adjusted to include any additional common units that may become issuable as a result of any unit distribution, split, combination or similar transaction.
(2)	Pursuant to Rule 457(c) of the Securities Act, the registration fee is calculated on the basis of the average of the high and low sale prices for our common units on May 14, 2007, as reported on the New York Stock Exchange.
(3)	A filing fee of $2,897 has been transmitted to the SEC in connection with the securities offered pursuant to the prospectus contained in this Registration Statement. Pursuant to Rule 457(p) under the Securities Act of 1933, the Registration Fee is being offset with $17,909 previously paid by Magellan Midstream Holdings, L.P. upon filing Registration Statement on Form S-3/A (SEC File No. 333-141228), which was filed on April 16, 2007. In accordance with Rule 457(p), such unutilized filing fee may be applied to the filing fee payable pursuant to this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The Selling Unitholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.

Subject to completion, dated May 17, 2007

Preliminary Prospectus

Magellan Midstream Holdings, L.P.

23,305,358 Common Units

The securities to be offered and sold using this prospectus are currently issued and outstanding common units representing limited partner interests in us. These common units may be offered and sold by the selling unitholders named in this prospectus or in any supplement to this prospectus from time to time in accordance with the provisions set forth under “Plan of Distribution.”

The selling unitholders may sell the common units offered by this prospectus from time to time on any exchange on which the common units are listed on terms to be negotiated with buyers. It may also sell the common units in private sales or through dealers or agents. The selling unitholders may sell the common units at prevailing market prices or at prices negotiated with buyers. The selling unitholders will be responsible for any commissions due to brokers, dealers or agents. We will be responsible for all other offering expenses. We will not receive any of the proceeds from the sale by the selling unitholders of the common units offered by this prospectus.

You should carefully read this prospectus and any supplement before you invest. You also should read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information on us and our financial statements. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

Our common units are listed on the New York Stock Exchange under the symbol “MGG.”

Investing in our securities involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the risk factors beginning on page 4 of this prospectus and in the applicable prospectus supplement before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2007.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process the selling unitholders named in this prospectus or in any supplement to this prospectus may sell the common units described in this prospectus in one or more offerings. This prospectus provides you with a general description of the common units the selling unitholders may offer. Each time it sells common units, the selling unitholders will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both the prospectus and the prospectus supplement relating to the common units offered to you together with the additional information described under the heading “Where You Can Find More Information.”

As used in this prospectus, “we,” “our” and “MGG” mean Magellan Midstream Holdings, L.P. and its wholly owned subsidiaries. As used in this prospectus, “MMP” means Magellan Midstream Partners, L.P. and its consolidated subsidiaries.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

We are a publicly traded limited partnership that was formed in April 2003 to own and control Magellan GP, LLC, which is the general partner of Magellan Midstream Partners, L.P., a publicly traded limited partnership (New York Stock Exchange symbol: MMP). MMP is principally engaged in the transportation, storage and distribution of refined petroleum products. Our only cash-generating asset is our ownership in MMP’s general partner, which owns the following: (i) the general partner interest in MMP, which currently entitles us to receive approximately 2% of the cash distributed by MMP, and (ii) 100% of the incentive distribution rights in MMP, which entitle us to receive increasing percentages, up to a maximum 48%, of any incremental cash distributed by MMP as certain target distribution levels are reached in excess of $0.288750 per MMP unit in any quarter.

Our principal executive offices are located in One Williams Center, Tulsa, Oklahoma 74172 and our phone number is (918) 574-7000.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus and the documents we incorporate by reference herein are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Forward-looking statements can be identified by words such as “anticipates,” “believes,” “expects,” “estimates,” “forecasts,” “projects” and other similar expressions. Although we believe our forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to numerous assumptions, uncertainties and risks that may cause future results to be materially different from the results stated or implied in such forward-looking statements included in this report.

The following are among the important factors that could cause future results to differ materially from any projected, forecasted, estimated or budgeted amounts we have discussed in this report:

•	our ability to pay distributions to our unitholders;

•	our expected receipt of distributions from MMP;

•	price fluctuations for natural gas liquids and refined petroleum products;

•	overall demand for natural gas liquids, refined petroleum products, natural gas, oil and ammonia in the United States;

•	weather patterns materially different than historical trends;

•	development of alternative energy sources;

•	changes in demand for storage in MMP’s petroleum products terminals;

•	changes in supply patterns for MMP’s marine terminals due to geopolitical events;

•	our and MMP’s ability to manage interest rate and commodity price exposures;

•	MMP’s ability to satisfy its product purchase obligations at historical purchase terms;

•	changes in MMP’s tariff rates implemented by the Federal Energy Regulatory Commission, or the FERC, the United States Surface Transportation Board and state regulatory agencies;

•	shut-downs or cutbacks at major refineries, petrochemical plants, ammonia production facilities or other businesses that use or supply MMP’s services;

•

changes in the throughput or interruption in service on petroleum products pipelines owned and operated by third parties and connected to MMP’s petroleum products terminals or petroleum products pipeline system;

•	loss of one or more of MMP’s three customers on its ammonia pipeline system;

•	an increase in the competition MMP’s operations encounter;

•	the occurrence of an operational hazard or unforeseen interruption for which MMP is not adequately insured;

•	the treatment of us or MMP as a corporation for federal or state income tax purposes or if we or MMP become subject to significant forms of other taxation;

•	MMP’s ability to make and integrate acquisitions and successfully complete its business strategy;

•	changes in general economic conditions in the United States;

•	changes in laws or regulations to which we and MMP are subject, including tax withholding issues, safety, environmental and employment laws and regulations;

•	the cost and effects of legal and administrative claims and proceedings against us or MMP and its subsidiaries;

•

the amount of MMP’s indebtedness, which could make MMP vulnerable to general adverse economic and industry conditions, limit MMP’s ability to borrow additional funds, place MMP at competitive disadvantages compared to its competitors that have less debt or could have other adverse consequences;

•	MGG Midstream Holdings, L.P.’s term loan, if any, could restrict our ability to issue additional debt;

•	a change of control of MMP’s general partner, which could, under certain circumstances, result in MMP’s debt or the debt of its subsidiaries becoming due and payable;

•	the condition of the capital markets in the United States;

•	the effect of changes in accounting policies;

•

the potential that our or MMP’s internal controls may not be adequate, weaknesses may be discovered or remediation of any identified weaknesses may not be successful and the impact these could have on our unit price;

•	the ability of third parties to pay the amounts owed to MMP under its indemnification agreements;

•	conflicts of interests between us, our general partner, MMP and MMP’s general partner;

•

the ability of our general partner or MMP’s general partner, its affiliates and related parties to enter into certain agreements which could negatively impact our or MMP’s financial position, results of operations and cash flows;

•	supply disruption; and

•	global and domestic economic repercussions from terrorist activities and the government’s response thereto.

This list of important factors is not exclusive. We undertake no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events, changes in assumptions or otherwise.

RISK FACTORS

You should carefully consider the risk factors discussed in our 2006 annual report on Form 10-K/A and our quarterly report on Form 10-Q for the quarter ended March 31, 2007, together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this prospectus in evaluating an investment in our common units. If any of the described risks actually were to occur, our or MMP’s business, financial condition or results of operations could be materially adversely affected.

USE OF PROCEEDS

The common units to be offered and sold using this prospectus will be offered and sold by the selling unitholders named in this prospectus or in any supplement to this prospectus. We will not receive any proceeds from the sale of such common units.

DESCRIPTION OF THE COMMON UNITS

Common Units

Our common units represent limited partner interests in us. The holders of our common units are entitled to participate in our distributions and exercise the rights or privileges available to limited partners under our limited partnership agreement.

Our outstanding common units are listed on the New York Stock Exchange, or NYSE, under the symbol “MGG.”

The transfer agent and registrar for our common units is UMB Bank, n. a.

Transfer of Common Units

By transfer of our common units in accordance with our partnership agreement, each transferee of our common units will be admitted as a unitholder with respect to the common units transferred when such transfer and admission is reflected in our books and records. Additionally, each transferee of our common units:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•	gives the consents and approvals contained in our partnership agreement.

An assignee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. The general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Comparison of Rights of Holders of MMP’s Common Units and Our Common Units

Our common units and MMP’s common units are unlikely to trade in simple relation or proportion to one another. Instead, while the trading prices of our common units and MMP’s common units are likely to follow generally similar broad trends, the trading prices may diverge because, among other things, we participate in MMP’s incentive distribution rights and MMP’s common unitholders do not. The following table compares certain features of MMP’s common units and our common units.

	MMP’s Common Units	Our Common Units
Distributions and Incentive Distribution Rights	MMP pays its limited partners and general partner quarterly distributions equal to the cash it receives from its operations, less certain reserves for expenses and other uses of cash. MMP’s general partner currently has an approximate 2% general partner interest in MMP and owns the incentive distribution rights in MMP.	We pay our limited partners and general partner quarterly distributions equal to the cash we receive from MMP, less certain reserves for expenses and other uses of cash. Our general partner is not entitled to incentive distribution rights. As a result, distributions to our common unitholders and our general partner are based on their respective ownership interests.

	MMP’s Common Units	Our Common Units

Subordinated Units	At its initial public offering, MMP issued subordinated units. During the subordination period, MMP’s common units had priority over other units to the minimum quarterly distribution from MMP’s distributable cash flow. In addition, during the subordination period, MMP’s common units carried arrearage rights, which are similar to cumulative rights on preferred stock.	We do not have subordinated units. As a result, our common units carry no rights to arrearages.

Taxation of Entity and Entity Owners	MMP is a flow-through entity that is not subject to an entity-level federal income tax.	Similarly, we are a flow-through entity that is not subject to an entity-level federal income tax.

	MMP expects that holders of its common units will benefit for a period of time from tax basis adjustments and remedial allocations of deductions so that they will be allocated a relatively small amount of federal taxable income compared to the cash distributed to them during that period.	We also expect that holders of our common units will benefit for a period of time from tax basis adjustments and remedial allocations of deductions. However, our ownership of incentive distribution rights will cause more taxable income to be allocated to us. As a result, if MMP is successful in increasing distributions over time, our income allocations from the incentive distribution rights will increase and, therefore, our ratio of federal taxable income to cash distributions will increase.

	MMP common unitholders receive Schedule K-1s from MMP reflecting the unitholders’ share of MMP’s items of income, gain, loss, and deduction at the end of each fiscal year.	Similarly, our common unitholders receive Schedule K-1s from us reflecting the unitholders’ share of our items of income, gain, loss, and deduction at the end of each fiscal year.

Assets and Operations	MMP and its subsidiaries own operating assets and may engage in acquisition and development activities that expand their business and operations.	Our only cash-generating asset is our ownership interest in MMP’s general partner, which owns the general partner interest and incentive distribution rights in MMP, and we currently have no independent operations. Accordingly, our financial performance and our ability to pay cash distributions to our unitholders are directly dependent upon the performance of MMP.

	MMP’s Common Units	Our Common Units

Limitation on Issuance of Additional Units	MMP may issue an unlimited number of additional partnership interests and other equity securities without obtaining unitholder approval.	Similarly, we may issue an unlimited number of additional partnership interests and other equity securities without obtaining unitholder approval.

Voting

Certain significant decisions require approval by a majority of MMP’s outstanding common units, which may be cast either in person or by proxy. These significant decisions include, among other things:

•   merger of MMP or the sale of all or substantially all of MMP’s assets; and

•   certain amendments to MMP’s partnership agreement.

Similarly, certain significant decisions require approval by a majority of our outstanding common units, which may be cast either in person or by proxy. These significant decisions include, among other things:

•   merger of our partnership or the sale of all or substantially all of our assets; and

•   certain amendments to our partnership agreement.

Election, Appointment and Removal of General Partner and Directors

Annually, MMP common unitholders elect the directors of Magellan GP, LLC.

MMP’s general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding MMP units, voting together as a single class, including units held by MMP’s general partner and its affiliates, and MMP receives an opinion of counsel regarding limited liability and tax matters.

Our common unitholders do not elect the directors of Magellan Midstream Holdings GP, LLC. Instead, these directors are elected by a majority of the voting members.

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of our outstanding common units, voting together as a single class, including common units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters.

Preemptive Rights to Acquire Securities	MMP common unitholders do not have preemptive rights. Whenever MMP issues equity securities to any person other than its general partner and its affiliates, MMP’s general partner has a preemptive right to purchase additional limited partnership interests on the same terms in order to maintain its percentage interest.	Similarly, our common unitholders do not have preemptive rights. Whenever we issue equity securities to any person other than our general partner and its affiliates, our general partner has a preemptive right to purchase additional limited partnership interests on the same terms in order to maintain its percentage interest.

	MMP’s Common Units	Our Common Units

Liquidation

MMP will dissolve upon any of the following:

•   the election of MMP’s general partner to dissolve MMP, if approved by the holders of MMP units representing a unit majority;

•   the sale, exchange or other disposition of all or substantially all of MMP’s assets and properties and MMP’s subsidiaries;

•   the entry of a decree of judicial dissolution of MMP; or

•   the withdrawal or removal of MMP’s general partner or any other event that results in its ceasing to be MMP’s general partner other than by reason of a transfer of its general partner interest in accordance with MMP’s partnership agreement or withdrawal or removal following approval and admission of a successor.

We also will dissolve upon any of the following:

•   the election of our general partner to dissolve our partnership, if approved by the holders of common units representing a unit majority;

•   the sale, exchange or other disposition of all or substantially all of our assets and properties and our subsidiaries;

•   the entry of a decree of judicial dissolution of our partnership; or

•   the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

HOW WE MAKE CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

General

Our partnership agreement requires that, within 50 days after the end of each quarter, we distribute all of our available cash to the holders of record of our common units on the applicable record date.

Definition of Available Cash

Available cash is defined in our partnership agreement and generally means, with respect to any calendar quarter, all cash on hand at the end of such quarter:

•	less the amount of cash reserves necessary or appropriate, as determined in good faith by our general partner, to:

•	satisfy general, administrative and other expenses and debt service requirements;

•	permit Magellan GP, LLC to make capital contributions to MMP if we choose to maintain our approximately 2% general partner interest upon the issuance of additional partnership securities by MMP;

•	comply with applicable law or any debt instrument or other agreement;

•	provide funds for distributions to unitholders and our general partner in respect of any one or more of the next four quarters; and

•	otherwise provide for the proper conduct of our business;

•	plus all cash on hand immediately prior to the date of the distribution of available cash for the quarter.

General Partner Interest

Our general partner is entitled to approximately 0.01% of all distributions that we make prior to our liquidation. The general partner’s interest in these distributions will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its approximate 0.01% general partner interest. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest.

Adjustments to Capital Accounts

We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the general partner’s capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

Distributions of Cash upon Liquidation

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors in the order of priority provided in the partnership agreement and by law and, thereafter, we will distribute any remaining proceeds to the unitholders and our general partner in accordance with their respective capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

MATERIAL PROVISIONS OF THE PARTNERSHIP AGREEMENT OF MAGELLAN MIDSTREAM HOLDINGS, L.P.

The following is a summary of the material provisions of the Fourth Amended and Restated Agreement of Limited Partnership of Magellan Midstream Holdings, L.P., which is referred to in this prospectus as our partnership agreement and could impact our results of operations.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	With regard to the transfer of common units, please read “Description of the Common Units—Transfer of Common Units;”

•	With regard to distributions of available cash, please read “Our Cash Distribution Policy and Restrictions on Distributions” and “How We Make Cash Distributions;” and

•	With regard to allocations of taxable income and taxable loss, please read “Material Tax Consequences.”

Organization

We were formed on April 14, 2003 and have a perpetual existence.

Purpose

Under our partnership agreement we are permitted to engage, directly or indirectly, in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, that our general partner may not cause us to engage, directly or indirectly, in any business activity that the general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us, our affiliates or our subsidiaries to engage in activities other than the ownership of partnership interests in MMP, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or our limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our partnership agreement.

Capital Contributions

Our unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then our limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

MMP’s subsidiaries conduct business in 22 states. If it were determined that MMP was conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to MMP’s partnership agreement, or to take other action under MMP’s partnership agreement constituted “participation in the control” of MMP’s business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for MMP’s obligations under the law of that jurisdiction to the same extent as MMP’s general partner under the circumstances. MMP operates in a manner that its general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of any limited partners.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that have special voting rights to which the common units are not entitled.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. To adopt a proposed amendment, other than the amendments discussed below, our general partner must seek approval of a majority of our outstanding units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment.

Prohibited Amendments

No amendment may be made that would:

(1) enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

(2) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld in its sole discretion.

The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of the outstanding units.

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

(1) a change in the name of the partnership, the location of the partnership’s principal place of business, the partnership’s registered agent or its registered office;

(2) the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement;

(3) a change that our general partner determines is necessary or advisable for the partnership to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that the partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

(4) an amendment that is necessary, in the opinion of our counsel, to prevent the partnership or our general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

(5) an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

(6) any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

(7) an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

(8) any amendment that, in the discretion of our general partner, is necessary or advisable for the formation by the partnership of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

(9) a change in our fiscal year or taxable year and related changes;

(10) a merger with or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger or conveyance other than those it receives by way of the merger or conveyance; or

(11) any other amendments substantially similar to any of the matters described in (1) through (10) above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if those amendments, in the discretion of our general partner:

(1) do not adversely affect our limited partners (or any particular class of limited partners) in any material respect;

(2) are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

(3) are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

(4) are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

(5) are required to effect the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Finally, our partnership agreement specifically permits our general partner to authorize the general partner of MMP to limit or modify the incentive distribution rights held by us if our general partner determines that such limitation or modification does not adversely affect our limited partners in any material respect.

Opinion of Counsel and Unitholder Approval

Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes if one of the amendments described above under “—No Unitholder Approval” should occur. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of its limited partners. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

Our partnership agreement generally prohibits our general partner, without the prior approval of a majority of our outstanding units, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

If conditions specified in our partnership agreement are satisfied, our general partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under the partnership agreement. We will dissolve upon:

(1) the election of our general partner to dissolve us, if approved by a majority of our outstanding units;

(2) there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

(3) the entry of a decree of judicial dissolution of us; or

(4) the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of general partner interests in accordance with our partnership agreement or withdrawal or removal of our general partner following approval and admission of a successor.

Upon a dissolution under clause (4), the holders of a majority of our outstanding units may also elect, within specific time limitations, to continue our business on the same terms and conditions described in the partnership agreement by appointing as a successor general partner an entity approved by the holders of a majority of the outstanding common units, subject to our receipt of an opinion of counsel to the effect that:

(1) the action would not result in the loss of limited liability of any limited partner; and

(2) neither we nor the reconstituted limited partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets and apply the proceeds of the liquidation as provided in “How We Make Cash Distributions—Distributions of Cash upon Liquidation.” The liquidator may defer liquidation of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as the general partner prior to March 31, 2016 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates (including us), and furnishing an opinion of counsel regarding limited liability and tax matters. On or after March 31, 2016, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the partnership agreement. Notwithstanding the information above, our general partner may withdraw at any time without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates.

Upon the withdrawal of our general partner under any circumstances, the holders of a majority of the outstanding units may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the outstanding units agree in writing to continue our business and to appoint a successor general partner. Please read “—Termination and Dissolution” above.

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give it the practical ability to prevent its removal. Affiliates of our general partner own less than 33 1/3% of the outstanding units.

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to its fair market value. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for a cash payment equal to its fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest will automatically convert into units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we are required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interests

Except for transfer by our general partner of all, but not less than all, of its general partner interests in us to another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in us to another person prior to March 31, 2016 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume the rights and duties of the general partner to whose interest that transferee has succeeded, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters. At any time, the members of our general partner may sell or transfer all or part of their membership interests in our general partner without the approval of the unitholders, subject to certain restrictions as described elsewhere in this prospectus.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner as general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner.

Limited Call Right

If at any time not more than 20% of the then-issued and outstanding limited partner interests of any class are held by persons other than our general partner and its affiliates, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

(1) the highest cash price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

(2) the current market price, as defined in the partnership agreement, as of the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material Tax Consequences—Disposition of Units.”

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of units then outstanding, unitholders who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. In the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Securities” above. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Except as described under “—Limited Liability” above, the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that the partnership has an interest in because of the nationality, citizenship or other related status of any limited partner, we may redeem the units held by the limited partner at their current market price. To avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about this nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines, with the advice of counsel, after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•

any person who is or was a member, partner, officer, director, employee, agent or trustee of the general partner or any departing general partner or any affiliate of a general partner or any departing general partner;

•

any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person; or

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, the general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable it to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether it would have the power to indemnify the person against liabilities under our partnership agreement.

Books and Reports

Our general partner is required to keep appropriate books of the partnership’s business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our year ends on December 31 each year.

We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•

information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership securities of ours proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Magellan Midstream Holdings GP, LLC as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

MATERIAL PROVISIONS OF THE PARTNERSHIP AGREEMENT OF MAGELLAN MIDSTREAM PARTNERS, L.P.

The following is a summary of the material provisions of MMP’s partnership agreement, which could impact our results of operations and those of MMP. MMP’s partnership agreement is included as an exhibit to the registration statement of which this prospectus constitutes a part.

Organization

MMP was organized on August 30, 2000 and has a perpetual existence.

Purpose

MMP’s purpose under its partnership agreement is to:

•	serve as a partner of Magellan OLP, L.P.;

•	serve as the sole member of Magellan Operating GP, LLC;

•

engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that Magellan OLP, L.P. and Magellan Pipeline Company, L.P. (collectively, MMP’s operating partnerships) are permitted to engage in by their corporate governing instruments and, in connection therewith, to exercise all of the rights and powers conferred MMP pursuant to the agreements relating to such business activity;

•

engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other entity or arrangement to engage indirectly in, any business activity that MMP’s general partner approves and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act; and

•

do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans, and exercising all the rights and powers conferred upon MMP as serving as the partner, sole stockholder, or sole member, as the case may be, of such entity pursuant to its corporate governing instrument.

MMP’s general partner is not authorized to cause MMP to engage, directly or indirectly, in any business activity that MMP’s general partner reasonably determines would cause MMP to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

MMP’s general partner is authorized in general to perform all acts deemed necessary to carry out MMP’s purposes and to conduct MMP’s business.

Power of Attorney

Each MMP limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to MMP’s general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for MMP’s qualification, continuance or dissolution. The power of attorney also grants MMP’s general partner the authority to amend, and to make consents and waivers under, MMP’s partnership agreement.

Capital Contributions

MMP’s unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Limited Liability

Assuming that a MMP limited partner does not participate in the control of its business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of MMP’s partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to MMP for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the MMP limited partners as a group:

•	to elect the board of directors of MMP’s general partner;

•	to remove or replace MMP’s general partner;

•	to approve some amendments to MMP’s partnership agreement; or

•	to take other action under MMP’s partnership agreement;

constituted “participation in the control” of MMP’s business for the purposes of the Delaware Act, then the limited partners of MMP could be held personally liable for MMP’s obligations under the laws of Delaware, to the same extent as its general partner. This liability would extend to persons who transact business with MMP who reasonably believe that the limited partner is a general partner. Neither MMP’s partnership agreement nor the Delaware Act specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner of MMP could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

MMP’s subsidiaries conduct business in 22 states. Maintenance of MMP’s limited liability as a limited partner of its operating partnerships may require compliance with legal requirements in the jurisdictions in which such operating partnership conducts business, including qualifying MMP’s subsidiaries to do business there. Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If it were determined that MMP was, by virtue of MMP’s limited partner interest in the operating partnerships or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace MMP’s general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted “participation in the control” of MMP’s business for purposes of the statutes of any relevant jurisdiction, then the limited partners of MMP could be held personally liable for MMP’s obligations under the law of that jurisdiction to the same extent as MMP’s general partner under the circumstances. MMP operates in a manner that MMP’s general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Cash Distribution Policy

Distributions of Available Cash

General. Within approximately 45 days after the end of each quarter, MMP will distribute all of its available cash to MMP unitholders of record on the applicable record date.

Definition of Available Cash. MMP defines available cash in its partnership agreement, and it generally means, for each fiscal quarter, all cash on hand at the end of the quarter:

•	less the amount of cash that MMP’s general partner determines in its reasonable discretion is necessary or appropriate to:

•	provide for the proper conduct of MMP’s business;

•	comply with applicable law, any of MMP’s debt instruments, or other agreements; or

•	provide funds for distributions to MMP’s unitholders and to MMP’s general partner for any one or more of the next four quarters;

•

plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under MMP’s credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

Intent to Distribute the Minimum Quarterly Distribution. MMP common units are entitled to receive on a quarterly basis at least the minimum quarterly distribution of $0.262500 per quarter or $1.05 per year to the extent MMP has sufficient cash from its operations after the establishment of cash reserves and the payment of fees and expenses, including payments to its general partner. However, there is no guarantee that MMP will pay the minimum quarterly distribution on its common units in any quarter, and MMP is prohibited from making any distributions to its unitholders if it would cause an event of default, or an event of default is existing, under its debt instruments.

Operating Surplus and Capital Surplus

General. All cash distributed to MMP unitholders will be characterized either as operating surplus or capital surplus. MMP distributes available cash from operating surplus differently than available cash from capital surplus.

Definition of Operating Surplus. MMP defines operating surplus in its partnership agreement, and it generally means:

•	MMP’s cash balance on the closing date of its initial public offering; plus

•	$15.0 million; plus

•

all of MMP’s cash receipts since the closing of its initial public offering, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; plus

•	working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; less

•

all of MMP’s operating expenditures since the closing of its initial public offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures; less

•	the amount of cash reserves that MMP’s general partner deems necessary or advisable to provide funds for future operating expenditures.

Definition of Capital Surplus. MMP also defines capital surplus in its partnership agreements, and it will generally be generated only by:

•	borrowings other than working capital borrowings;

•	sales of debt and equity securities; and

•

sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

Characterization of Cash Distributions. MMP will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since MMP began operations equals the operating surplus as of the most recent date of determination of available cash. MMP will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. MMP does not anticipate that it will make any distributions from capital surplus.

Distributions of Available Cash From Operating Surplus

MMP will make distributions of available cash from operating surplus for each quarter in the following manner:

•

First, approximately 98% to all MMP unitholders, pro rata, and approximately 2% to MMP’s general partner until MMP distributes for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	Thereafter, in the manner described in “—Incentive Distribution Rights” below.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. MMP’s general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

If, for any quarter:

•	MMP has distributed available cash from operating surplus to MMP common unitholders in an amount equal to the minimum quarterly distribution; and

•	MMP has distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, MMP will distribute any additional available cash from operating surplus for that quarter among the MMP unitholders and MMP’s general partner in the following manner:

•

First, approximately 98% to all MMP unitholders, pro rata, and approximately 2% to MMP’s general partner, until each unitholder receives a total of $0.288750 per unit for that quarter (the “first target distribution”);

•

Second, approximately 85% to all MMP unitholders, pro rata, approximately 2% to MMP’s general partner and 13% to MMP’s general partner as the owner of the incentive distribution rights, until each unitholder receives a total of $0.328125 per unit for that quarter (the “second target distribution”);

•

Third, approximately 75% to all MMP unitholders, pro rata, approximately 2% to MMP’s general partner and 23% to MMP’s general partner as the owner of the incentive distribution rights, until each unitholder receives a total of $0.393750 per unit for that quarter (the “third target distribution”); and

•	Thereafter, approximately 50% to all MMP unitholders, pro rata, approximately 2% to MMP’s general partner and 48% to MMP’s general partner as the owner of the incentive distribution rights.

In each case, the amount of the target distribution set forth above is exclusive of any distributions to MMP common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution.

Percentage Allocations of Available Cash From Operating Surplus

The following table illustrates the percentage allocations of the additional available cash from operating surplus between the MMP unitholders and MMP’s general partner up to the various target distribution levels.

MMP Quarterly Distribution Per Unit	Approximate Distributions to Owners of MMP Other Than Us as a Percentage of Total Distributions	Approximate Distributions to Us as a Percentage of Total Distributions
		General Partner Interest	Incentive Distribution Rights
up to $0.288750	98%	2%	0%
above $0.288750 up to $0.328125	85%	2%	13%
above $0.328125 up to $ 0.393750	75%	2%	23%
above $0.393750	50%	2%	48%

Distributions From Capital Surplus

How Distributions from Capital Surplus Will Be Made. MMP will make distributions of available cash from capital surplus in the following manner:

•

First, approximately 98% to all MMP unitholders, pro rata, and approximately 2% to the general partner, until it distributes for each common unit, an amount of available cash from capital surplus equal to the initial public offering price;

•

Second, approximately 98% to the MMP common unitholders, pro rata, and approximately 2% to MMP’s general partner, until MMP distributes for each MMP common unit that was issued in its initial public offering, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	Thereafter, MMP will make all distributions of available cash from capital surplus as if they were from operating surplus.

Effect of a Distribution from Capital Surplus. MMP’s partnership agreement treats a distribution of capital surplus as the repayment of the unit price from MMP’s initial public offering, which is a return of capital. MMP’s initial public offering price less any distributions of capital surplus per unit is referred to as the unrecovered initial unit price. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for MMP’s general partner to receive incentive distributions. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if MMP combines its units into fewer units or subdivides its units into a greater number of units, MMP will proportionately adjust:

•	the minimum quarterly distribution;

•	target distribution levels; and

•	unrecovered initial unit price.

For example, when MMP completed the two-for-one split of its common units in April 2005, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price were each reduced to 50% of their initial levels. MMP will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes MMP to become taxable as a corporation or otherwise subject to taxation as an entity for federal income tax purposes, MMP will reduce the minimum quarterly distribution and the target distribution levels by multiplying the same by one minus the sum of the highest marginal federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates. For example, if MMP became subject to a maximum marginal federal and effective state and local income tax rate of 38%, then the minimum quarterly distribution and the target distributions levels would each be reduced to 62% of their previous levels.

Distributions of Cash Upon Liquidation

If MMP dissolves in accordance with its partnership agreement, MMP will sell or otherwise dispose of its assets in a process called a liquidation. MMP will first apply the proceeds of liquidation to the payment of its creditors. MMP will distribute any remaining proceeds to its unitholders and general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of MMP’s assets in liquidation.

There may not be sufficient gain upon MMP’s liquidation to enable the holder of MMP’s common units to fully recover their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of the general partner.

Manner of Adjustments for Gain. The manner of the adjustment is set forth in MMP’s partnership agreement. MMP will allocate any gain to the partners in the following manner:

•	First, to the general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	Second, approximately 98% to the common unitholders, pro rata, and approximately 2% to MMP’s general partner, until the capital account for each common unit is equal to the sum of:

(1) the unrecovered initial unit price for that common unit; plus

(2) the amount of the minimum quarterly distribution for the quarter during which MMP’s liquidation occurs.

•	Third, approximately 98% to all unitholders, pro rata, and approximately 2% to MMP’s general partner until MMP allocates under this paragraph an amount per unit equal to:

(1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of MMP’s existence; less

(2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that MMP distributed approximately 98% to the unitholders, pro rata, and approximately 2% to the general partner for each quarter of MMP’s existence;

•

Fourth, approximately 85% to all unitholders, pro rata, approximately 2% to MMP’s general partner and 13% to MMP’s general partner as the owner of the incentive distribution rights until MMP allocates under this paragraph an amount per unit equal to:

(1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of MMP’s existence; less

(2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that MMP distributed approximately 85% to the unitholders, pro rata, and approximately 15% to the general partner for each quarter of MMP’s existence;

•

Fifth, approximately 75% to all unitholders, pro rata, approximately 2% to MMP’s general partner and 23% to MMP’s general partner as the owner of the incentive distribution rights until MMP allocates under this paragraph an amount per unit equal to:

(1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of MMP’s existence; less

(2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that MMP distributed approximately 75% to the unitholders, pro rata, and approximately 25% to the general partner for each quarter of MMP’s existence; and

•	Thereafter, approximately 50% to all unitholders, pro rata, approximately 2% to MMP’s general partner and 48% to MMP’s general partner as the owner of the incentive distribution rights.

Manner of Adjustments for Losses. Upon MMP’s liquidation, MMP will generally allocate any loss to its general partner and unitholders in the following manner:

•

First, approximately 98% to the holders of MMP common units in proportion to the positive balances in their capital accounts and approximately 2% to MMP’s general partner until the capital accounts of the common unitholders have been reduced to zero; and

•	Thereafter, 100% to MMP’s general partner.

Adjustments to Capital Accounts. MMP will make adjustments to capital accounts upon the issuance of additional units. In doing so, MMP will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to MMP’s unitholders and general partner in the same manner as MMP allocates gain or loss upon liquidation. In the event that MMP makes positive adjustments to the capital accounts upon the issuance of additional units, MMP will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon MMP’s liquidation in a manner which results, to the extent possible, in MMP’s general partner’s capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

Issuance of Additional Securities

MMP’s partnership agreement authorizes MMP to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by the general partner in its sole discretion without the approval of any limited partners.

It is possible that MMP will fund acquisitions through the issuance of additional MMP common units or other equity securities. Holders of any additional MMP common units issued will be entitled to share equally with the then-existing holders of common units of MMP in its distributions of available cash. In addition, the issuance of additional MMP partnership interests may dilute the value of the interests of the then-existing holders of MMP common units in its net assets.

In accordance with Delaware law and the provisions of MMP’s partnership agreement, MMP may also issue additional partnership securities interests that, in the sole discretion of MMP’s general partner, have special voting rights to which the MMP common units are not entitled.

Upon issuance of additional MMP partnership securities, MMP’s general partner may, but is not required to, make additional capital contributions to the extent necessary to maintain its approximate 2% general partner interest in MMP. Moreover, MMP’s general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase MMP common units or other equity securities whenever, and on the same terms that, MMP issues those securities to persons other than the general partner and its affiliates, to the extent necessary to maintain its percentage interest, including its interest represented by MMP common units, if any, that existed immediately prior to each issuance. The holders of MMP common units do not have preemptive rights to acquire additional MMP common units or other MMP partnership interests.

Amendment of MMP’s Partnership Agreement

General

Amendments to the MMP partnership agreement may be proposed only by or with the consent of MMP’s general partner, which consent may be given or withheld in its sole discretion. In order to adopt a proposed amendment, other than the amendments discussed below, MMP’s general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of MMP common units, which is referred to herein as a “unit majority.”

Prohibited Amendments

No amendment to MMP’s partnership agreement may be made that would:

(1) enlarge the obligations of any limited partner of MMP without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

(2) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by MMP to its general partner or any of its affiliates without the consent of MMP’s general partner, which may be given or withheld in its sole discretion;

(3) change the term of MMP’s partnership;

(4) provide that MMP’s partnership is not dissolved upon an election to dissolve MMP’s partnership by MMP’s general partner that is approved by the holders of a majority of the outstanding MMP common units; or

(5) give any person the right to dissolve MMP’s partnership other than MMP’s general partner’s right to dissolve the partnership with the approval of the holders of a majority of the outstanding MMP common units.

The provision of MMP’s partnership agreement preventing amendments having the effects described in clauses (1) through (5) above can be amended upon the approval of the holders of at least 90% of the outstanding MMP units voting together as a single class.

No Unitholder Approval

MMP’s general partner may generally make amendments to MMP’s partnership agreement without the approval of any limited partner or assignee to reflect:

(1) a change in MMP’s name, the location of MMP’s principal place of business, MMP’s registered agent or MMP’s registered office;

(2) the admission, substitution, withdrawal or removal of partners in accordance with MMP’s partnership agreement;

(3) a change that, in the sole discretion of MMP’s general partner, is necessary or advisable for MMP to qualify or to continue its qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither MMP, its operating partnerships nor the subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

(4) an amendment that is necessary, in the opinion of MMP’s counsel, to prevent MMP or its general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

(5) subject to the limitations on the issuance of additional MMP common units or other limited or general partner interests described above, an amendment that in the discretion of MMP’s general partner is necessary or advisable for the authorization of additional limited or general partner interests;

(6) any amendment expressly permitted in MMP’s partnership agreement to be made by MMP’s general partner acting alone;

(7) an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of MMP’s partnership agreement;

(8) any amendment that, in the discretion of MMP’s general partner, is necessary or advisable for the formation by MMP of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by MMP’s partnership agreement;

(9) a change in MMP’s fiscal year or taxable year and related changes; and

(10) any other amendments substantially similar to any of the matters described in (1) through (9) above.

In addition, MMP’s general partner may make amendments to MMP’s partnership agreement without the approval of any MMP limited partner or assignee if those amendments, in the discretion of MMP’s general partner:

(1) do not adversely affect the limited partners of MMP in any material respect;

(2) are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

(3) are necessary or advisable to facilitate the trading of limited partner interests of MMP or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests of MMP are listed for trading, compliance with any of which MMP’s general partner deems to be in MMP’s best interest and the best interest of MMP’s limited partners;

(4) are necessary or advisable for any action taken by MMP’s general partner relating to splits or combinations of MMP units under the provisions of MMP’s partnership agreement; or

(5) are required to effect the intent expressed in this prospectus or the intent of the provisions of MMP’s partnership agreement or are otherwise contemplated by MMP’s partnership agreement.

Opinion of Counsel and Unitholder Approval

MMP’s general partner is not required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners of MMP or result in MMP being treated as an entity for federal income tax purposes if one of the amendments described above under “—No Unitholder Approval” should occur. No other amendments to MMP’s partnership agreement will become effective without the approval of holders of at least 90% of the MMP units unless MMP obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of the limited partners of MMP or cause MMP, the operating partnerships or their subsidiaries to be taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously taxed as such).

Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a unit majority. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners of MMP constituting not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

MMP’s partnership agreement generally prohibits its general partner, without the prior approval of the holders of units representing a unit majority, from causing MMP to, among other things, sell, exchange or otherwise dispose of all or substantially all of its assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on MMP’s behalf the sale, exchange or other disposition of all or substantially all of the assets of its subsidiaries. MMP’s general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of MMP’s assets without that approval. MMP’s general partner may also sell all or substantially all of MMP’s assets under a foreclosure or other realization upon those encumbrances without that approval.

If conditions specified in MMP’s partnership agreement are satisfied, MMP’s general partner may merge MMP or any of its subsidiaries into, or convey some or all of its assets to, a newly formed entity if the sole purpose of that merger or conveyance is to change MMP’s legal form into another limited liability entity.

MMP unitholders are not entitled to dissenters’ rights of appraisal under MMP’s partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of MMP’s assets or any other transaction or event.

Termination and Dissolution

MMP will continue as a limited partnership until terminated under its partnership agreement. MMP will dissolve upon:

(1) the election of MMP’s general partner to dissolve MMP, if approved by the holders of units representing a unit majority;

(2) the sale, exchange or other disposition of all or substantially all of MMP’s assets and properties and its subsidiaries;

(3) the entry of a decree of judicial dissolution of MMP; or

(4) the withdrawal or removal of MMP’s general partner or any other event that results in its ceasing to be the general partner other than by reason of a transfer of its general partner interest in accordance with MMP’s partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under clause (4), the holders of units representing a unit majority may also elect, within specific time limitations, to reconstitute MMP and continue MMP’s business on the same terms and conditions described in MMP’s partnership agreement by forming a new limited partnership on terms identical to those in MMP’s partnership agreement and having as general partner an entity approved by the holders of a majority of the outstanding MMP common units, subject to MMP’s receipt of an opinion of counsel to the effect that:

(1) the action would not result in the loss of limited liability of any limited partner; and

(2) neither MMP, the reconstituted limited partnership nor the operating partnerships would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution Of Proceeds

Upon MMP’s dissolution, unless it is reconstituted and continued as a new limited partnership, the liquidator authorized to wind up MMP’s affairs will, acting with all of the powers of the general partner that the liquidator deems necessary or desirable in its judgment, liquidate MMP’s assets and apply the proceeds of the liquidation as provided above in “—Cash Distribution Policy—Distributions of Cash upon Liquidation.” The liquidator may defer liquidation of MMP’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the General Partner

Except as described below, MMP’s general partner has agreed not to withdraw voluntarily as its general partner or general partner of the operating partnerships prior to December 31, 2010 without obtaining the approval of the holders of at least a majority of the outstanding MMP common units, excluding MMP common units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2010 MMP’s general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of MMP’s partnership agreement.

Notwithstanding the information above, MMP’s general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than the general partner and its affiliates. In addition, MMP’s partnership agreement permits its general partner in some instances to sell or otherwise transfer all of its general partner interest in MMP without the approval of the unitholders. Please read “—Transfer of General Partner Interest and Incentive Distribution Rights.”

Upon the withdrawal of MMP’s general partner under any circumstances, other than as a result of a transfer by the general partner of all or a part of its general partner interest in MMP, the holders of a majority of the outstanding common units may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, MMP will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the outstanding common units agree in writing to continue MMP’s business and to appoint a successor general partner. Please read “—Termination and Dissolution.”

MMP’s general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66  2/3% of the outstanding units, including units held by MMP’s general partner and its affiliates, and MMP receives an opinion of counsel regarding limited liability and tax matters. Any removal of MMP’s general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units. The ownership of more than 33  1/3% of the outstanding units by MMP’s general partner and its affiliates would give it the practical ability to prevent its removal.

MMP’s partnership agreement also provides that if Magellan GP, LLC is removed as its general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal:

(1) any existing arrearages in payment of the minimum quarterly distribution on MMP common units will be extinguished; and

(2) MMP’s general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates MMP’s partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for the fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and its incentive distribution rights will automatically convert into MMP common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, MMP will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for MMP’s benefit.

Transfer of General Partner Interests and Incentive Distribution Rights

Except for transfer by MMP’s general partner of all, but not less than all, of its general partner interest in MMP and the operating partnerships to:

(1) an affiliate of the general partner; or

(2) another person as part of the merger or consolidation of the general partner with or into another person or the transfer by the general partner of all or substantially all of its assets to another person;

MMP’s general partner may not transfer all or any part of its general partner interest in MMP and the operating partnerships to another person prior to March 31, 2011 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by MMP’s general partner and its affiliates. As a condition of this transfer, the transferee must assume the rights and duties of MMP’s general partner to whose interest that transferee has succeeded, agree to be bound by the provisions of MMP’s partnership agreement, furnish an opinion of counsel regarding limited liability and tax matters, agree to acquire all of MMP’s general partner’s interest in the operating partnerships and agree to be bound by the provisions of MMP’s partnership agreements of the operating partnerships. MMP’s general partner and its affiliates may at any time, however, transfer MMP common units to one or more persons, without unitholder approval. At any time, the members of MMP’s general partner may sell or transfer all or part of their membership interests in the general partner to an affiliate without the approval of the unitholders. MMP’s general partner or its affiliates or a later holder may transfer its incentive distribution rights to an affiliate or another person as part of its merger or consolidation with or into, or sale of all or substantially all of its assets to, that person without the prior approval of the unitholders of MMP; but, in each case, the transferee must agree to be bound by the provisions of MMP’s partnership agreement. Prior to March 31, 2011, other transfers of the incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units. On or after March 31, 2011, the incentive distribution rights will be freely transferable.

Change of Management Provisions

MMP’s partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Magellan GP, LLC as MMP’s general partner or otherwise change management. If any person or group other than MMP’s general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units of MMP, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from MMP’s general partner or its affiliates and any transferees of that person or group approved by MMP’s general partner.

Limited Call Right

If at any time not more than 20% of the then-issued and outstanding limited partner interests of MMP of any class are held by persons other than MMP’s general partner and its affiliates, MMP’s general partner will have the right, which it may assign in whole or in part to any of its affiliates or to MMP, to acquire all, but not less than all, of the remaining limited partner interests of MMP of the class held by unaffiliated persons as of a record date to be selected by MMP’s general partner, on at least ten but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

(1) the highest cash price paid by either of MMP’s general partner or any of its affiliates for any limited partner interests of MMP of the class purchased within the 90 days preceding the date on which MMP’s general partner first mails notice of its election to purchase those limited partner interests; and

(2) the current market price, as defined in the partnership agreement, as of the date three days before the date the notice is mailed.

As a result of MMP’s general partner’s right to purchase outstanding limited partner interests of MMP, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his MMP common units in the market.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of MMP limited partners and to act upon matters for which approvals may be solicited. Common units of MMP that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by MMP’s general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by MMP’s general partner on behalf of non-citizen assignees, the general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

Any action that is required or permitted to be taken by the unitholders of MMP may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by the general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. An annual meeting of limited partners for the election of directors to the board of directors of MMP’s general partner, and such other matters as the board of directors submits to a vote of the limited partners, is held on the second Wednesday in May of each year or on such other date as is fixed by MMP’s general partner. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a MMP unit has a vote according to his percentage interest in MMP, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Securities.” However, if at any time any person or group, other than MMP’s general partner and its affiliates, or a direct or subsequently approved transferee of MMP’s general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units of MMP held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units of MMP under MMP’s partnership agreement will be delivered to the record holder by MMP or by the transfer agent.

Status as Limited Partner or Assignee

Except as described above under “—Limited Liability,” MMP’s common units will be fully paid, and unitholders will not be required to make additional contributions.

An assignee of a common unit of MMP, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from MMP, including liquidating distributions. MMP’s general partner will vote and exercise other powers attributable to common units owned by an assignee that has not become a substitute limited partner at the written direction of the assignee. Please read “—Meetings; Voting.” Transferees that do not execute and deliver a transfer application will be treated neither as assignees nor as record holders of common units of MMP, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of common units of MMP. Please read “Description of the Common Units—Transfer of Common Units.”

Non-Citizen Assignees; Redemption

If MMP is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of MMP’s general partner, create a substantial risk of cancellation or forfeiture of any property that MMP has an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, MMP may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, MMP’s general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about this nationality, citizenship or other related status within 30 days after a request for the information or MMP’s general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon MMP’s liquidation.

Indemnification

Under MMP’s partnership agreement, in most circumstances, MMP will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

(1) MMP’s general partner;

(2) any departing general partner;

(3) any person who is or was an affiliate of a general partner or any departing general partner;

(4) any person who is or was a member, partner, officer, director, employee, agent or trustee of the general partner or any departing general partner or any affiliate of a general partner or any departing general partner; or

(5) any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

Any indemnification under these provisions will only be out of MMP’s assets.

Unless it otherwise agrees in its sole discretion, MMP’s general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to MMP to enable MMP to effectuate, indemnification. MMP may purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether it would have the power to indemnify the person against liabilities under its partnership agreement.

Books and Reports

MMP’s general partner is required to keep appropriate books of MMP’s business at MMP’s principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, MMP’s fiscal year is the calendar year.

MMP furnishes or makes available to record holders of its common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by its independent public accountants. Except for MMP’s fourth quarter, MMP also furnishes or makes available summary financial information within 90 days after the close of each quarter.

MMP furnishes each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is furnished in summary form so that some complex calculations normally required of partners can be avoided. MMP’s ability to furnish this summary information to unitholders depends on the cooperation of its unitholders in supplying it with specific information. Every unitholder receives information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies MMP with information.

Right to Inspect MMP’s Books and Records

MMP’s partnership agreement provides that a limited partner of MMP can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

(1) a current list of the name and last known address of each partner;

(2) a copy of MMP’s tax returns;

(3) information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

(4) copies of MMP’s partnership agreement, the certificate of limited partnership of MMP, related amendments and powers of attorney under which they have been executed;

(5) information regarding the status of MMP’s business and financial condition; and

(6) any other information regarding MMP’s affairs as is just and reasonable.

MMP’s general partner may keep confidential from MMP’s limited partners trade secrets or other information the disclosure of which the general partner believes in good faith is not in MMP’s best interests or which MMP is required by law or by agreements with third parties to keep confidential.

Registration Rights

Under MMP’s partnership agreement, MMP has agreed to register for resale under the Securities Act of 1933 and applicable state securities laws any common units or other partnership securities of MMP proposed to be sold by MMP’s general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Magellan GP, LLC as MMP’s general partner. MMP is obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

MATERIAL TAX CONSEQUENCES

This section is a discussion of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., tax counsel to the general partner and us, insofar as it relates to legal conclusions with respect to matters of United States federal income tax law. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Magellan Midstream Holdings, L.P.

The following discussion does not comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of units.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us.

No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the units and the prices at which units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues: (1) the treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units (please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); and (3) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage and processing of crude oil, natural gas and products thereof and fertilizer, including our allocable share of such income from MMP. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 5% of our current income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Moreover, no ruling has been or will be sought from the IRS and the IRS has made no determination as to MMP’s status for federal income tax purposes or whether its operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. on such matters. It is the opinion of Vinson & Elkins L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership.

In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied are:

•	Neither we nor MMP will elect to be treated as a corporation; and

•

For each taxable year, more than 90% of our gross income will be income that Vinson & Elkins L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, in which case, the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. Moreover, if MMP were taxable as a corporation in any taxable year, our share of MMP’s items of income, gain, loss and deduction would not be passed through to us and MMP would pay tax on its income at corporate rates. If we or MMP were taxable as corporations, losses recognized by MMP would not flow through to us or our losses would not flow through to our unitholders, as the case may be. In addition, any distribution made by us to a unitholder (or by MMP to us) would be treated as either taxable dividend income, to the extent of current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his units (or our tax basis in our interest in MMP), or taxable capital gain, after the unitholder’s tax basis in his units (or our tax basis in our interest in MMP) is reduced to zero. Accordingly, taxation of either us or MMP as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Vinson & Elkins L.L.P.’s opinion that we and MMP will be classified as partnerships for federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of us will be treated as partners in us for federal income tax purposes. Also:

•	assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners; and

•	unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units will be treated as partners for federal income tax purposes. As there is no direct or indirect controlling authority addressing assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.

A beneficial owner of units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales.”

Income, gains, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in us for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income. We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions. Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the units, taxable in accordance with the rules described under “—Disposition of Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “—Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Units. A unitholder’s initial tax basis for his units will be the amount he paid for the units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. However, the application of the passive loss limitations to tiered publicly traded partnerships is uncertain. We will take the position that any passive losses we generate that are reasonably allocable to our investment in MMP will only be available to offset our passive income generated in the future that is reasonably allocable to our investment in MMP and will not be available to offset income from other passive activities or investments, including other investments in private businesses or investments we may make in other publicly traded partnerships. Moreover, because the passive loss limitations are applied separately with respect to each publicly traded partnership, any passive losses we generate will not be available to offset your income from other passive activities or investments, including your investments in other publicly traded partnerships, such as MMP, or salary or active business income. Further, your share of our net income may be offset by any suspended passive losses from your investment in us, but may not be offset by your current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party.

The IRS could take the position that for purposes of applying the passive loss limitation rules to tiered publicly traded partnerships, such as MMP and us, the related entities are treated as one publicly traded partnership. In that case, any passive losses we generate would be available to offset income from your investments in MMP. However, passive losses that are not deductible because they exceed a unitholder’s share of income we generate would not be deductible in full until a unitholder disposes of his entire investment in both us and MMP in a fully taxable transaction with an unrelated party.

The passive activity loss limitations are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity Level Collections. If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the unitholders in accordance with their percentage interests in us. If we have a net loss for the entire year, that loss will be allocated to the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts.

Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of our assets at the time of this offering, referred to in this discussion as “Contributed Property.” The effect of these allocations to a unitholder purchasing units in this offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of this offering. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although MMP does not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales. A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where units are loaned to a short seller to cover a short sale of units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read “—Disposition of Units—Recognition of Gain or Loss.”

Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates. In general, the highest effective United States federal income tax rate for individuals is currently 35.0% and the maximum United States federal income tax rate for net capital gains of an individual is currently 15% if the asset disposed of was held for more than twelve months at the time of disposition.

Section 754 Election. We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

Where the remedial allocation method is adopted (which we have adopted as to property other than certain goodwill properties), the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property under Section 168 of the Internal Revenue Code to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. If we elect a method other than the remedial method with respect to a goodwill property, Treasury Regulation Section 1.197-2(g)(3) generally requires that the Section 743(b) adjustment attributable to an amortizable Section 197 intangible, which includes goodwill property, should be treated as a newly-acquired asset placed in service in the month when the purchaser acquires the common unit. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. If we elect a method other than the remedial method, the depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the inside basis in such properties. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. If we elect a method other than the remedial method with respect to a goodwill property, the common basis of such property is not amortizable. Please read “— Uniformity of Units.”

Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no direct or indirect controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets, and Treasury Regulation Section 1.197-2(g)(3). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Uniformity of Units.” A unitholder’s tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the common unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Common Units – Recognition of Gain or Loss.” The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built–in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built–in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets or the tangible assets owned by MMP to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization. The tax basis of our assets and MMP’s assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by the unitholders immediately prior to this offering. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Because our general partner may determine not to adopt the remedial method of allocation with respect to any difference between the tax basis and the fair market value of goodwill immediately prior to this or any future offering, we may not be entitled to any amortization deductions with respect to any goodwill conveyed to us on formation or held by us at the time of any future offering. Please read “— Uniformity of Units.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we or MMP dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own or MMP owns will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “ —Disposition of Units—Recognition of Gain or Loss.”

The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets and MMP’s assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a unit that decreased a unitholder’s tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than the unitholder’s tax basis in that unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than twelve months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own or MMP owns. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements. A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder generally is also required to notify us in writing of that purchase within 30 days after the purchase. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker, who will satisfy such requirements.

Constructive Termination. We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6) and Treasury Regulation Section 1.197-2(g)(3). Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets, and Treasury Regulation Section 1.197-2(g)(3). Please read “—Tax Consequences of Unit Ownership—Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling of the IRS, the IRS has taken the position that a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent the gain is effectively connected with a United States trade or business of the foreign unitholder that is attributable to appreciated personal property. Moreover, a foreign unitholder is subject to federal income tax on gain realized on the sale or disposition of a unit to the extent that such gain is attributable to appreciated United States real property interests; however, a foreign unitholder will not be subject to federal income tax under this rule unless such foreign unitholder has owned more than 5% in value of our units during the five-year period ending on the date of the sale or disposition, provided the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement names the general partner as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:

(1)	a person that is not a United States person;

(2)	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

(3)	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy Related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1)	for which there is, or was, “substantial authority”; or

(2)	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders for a given year might result in an “understatement” of income for which no “substantial authority” exists, we will disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for penalties. More stringent rules apply to “tax shelters,” which we do not believe includes us.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

Reportable Transactions. If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “—Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Accuracy-Related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we or MMP do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We or MMP will initially own property or may be deemed to do business in the following states: Alabama, Arkansas, Colorado, Connecticut, Delaware, Georgia, Illinois, Iowa, Kansas, Louisiana, Minnesota, Missouri, Nebraska, North Carolina, North Dakota, Oklahoma, South Carolina, South Dakota, Tennessee, Texas, Virginia and Wisconsin. Each of these states, except South Dakota and Texas, currently impose a personal income tax. We or MMP may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many other jurisdictions in which we may do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Unit Ownership—Entity Level Collections.” Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns that may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

SELLING UNITHOLDERS

The following table sets forth certain information regarding the selling unitholders’ beneficial ownership of our common units as of May 9, 2007. The information presented below is based solely on our review of the Schedule 13G Statement of Beneficial Ownership filed by such person with the Securities and Exchange Commission or information otherwise provided by the selling unitholders.

	Number of Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned	Number of Common Units That May Be Sold	Number of Common Units Beneficially Owned After Offering (1)
Kayne Anderson MLP Investment Company (2)	1,279,608	2.04%	1,020,408	259,200
Kayne Anderson Capital Income Partners (QP), LP (2)	392,751	0.63%	326,531	66,220
Kayne Anderson MLP Fund, LP (2)	866,274	1.38%	734,694	131,580
Kayne Anderson Non-Traditional Investments, LP (2)	147,449	0.24%	122,449	25,000
Kayne Anderson Energy Infrastructure Fund, LP (2)	166,057	0.27%	142,857	23,200
GPS Income Fund LP (3)	981,538	1.57%	963,265	18,273
GPS High Yield Equities Fund LP (3)	247,046	0.39%	244,898	2,148
GPS New Equity Fund LP (3)	387,755	0.62%	387,755	0
GPS MLP Fund LP (3)	58,653	0.09%	58,653	0
Ben Van de Bunt and Laura Fox Living Trust DTD 10/01/98 (3)	70,750	0.11%	40,817	29,933
Knee Family Trust DTD 3/7/00 (3)	48,217	0.08%	40,817	7,400
Agile Performance Fund LLC (3)	57,722	0.09%	57,143	579
ZLP Fund, L.P. (4)	1,632,653	2.61%	1,632,653	0
Lehman Brothers MLP Opportunity Fund L.P. (5)	2,040,817	3.26%	2,040,817	0
LB I Group Inc. (5)	2,040,816	3.26%	2,040,816	0
Lehman Brothers Inc. (6)	2,663,289	4.25%	2,596,449	66,840
The Cushing MLP Opportunity Fund I, MLP (7)	2,229,592	3.56%	979,592	1,250,000
The Cushing GP Strategies Fund, LP (7)	891,679	1.42%	183,673	708,006
Continental Casualty Company (7)	222,976	0.36%	61,224	161,752
Flinn Management, LLC (8)	1,224,490	1.95%	1,224,490	0
Double Black Diamond, L.P.	908,163	1.45%	908,163	0
Black Diamond Partners L.P.	112,245	0.18%	112,245	0
Tortoise Energy Infrastructure Corporation (9)	612,245	0.98%	612,245	0
AT MLP Fund, LLC (10)	524,865	0.84%	500,000	24,865
Gracie Investing, LLC (11)	612,500	0.98%	612,500	0
FAMCO MLP Partners, LLC, Series MGG-1 (12)	204,082	0.33%	204,082	0
Talkot Fund, L.P.	283,000	0.45%	150,000	133,000
Credit Suisse Management LLC (13)	829,665	1.32%	816,327	13,338
Royal Bank of Canada (14)	2,615,079	4.17%	2,448,979	166,100
Structured Finance Americas, LLC (15)	2,187,847	3.49%	2,040,816	147,031

(1)	Because the selling unitholders may sell all or a portion of the common units registered hereby, we cannot estimate the number or percentage of common units that the selling unitholders will hold upon completion of the offering. Accordingly, the information presented in this table assumes that the selling unitholders will sell all of their common units registered pursuant hereto.
(2)	As of May 9, 2007, does not include an aggregate of 1,890,231 common units owned by accounts managed by Kayne Anderson Capital Advisors, L.P. or KA Fund Advisors, L.P., each of which is an affiliate of the selling shareholder. Richard A. Kayne, in his capacity as the majority shareholder of Kayne Anderson Capital Advisors, L.P., holds voting and dispositive power with respect to the securities held by the selling unitholder. KA Associates, Inc., an affiliate of the selling unitholder, is a broker-dealer registered pursuant to Section 15(b) of the Exchange Act and is a member of the NASD. The selling unitholder (i) purchased the securities for the selling unitholder’s own account, not as a nominee or agent, in the ordinary course of business and with no intention of selling or otherwise distributing securities in any transaction in violation of securities laws and (ii) at the time of purchase, the selling unitholder did not have any agreement or understanding, direct or indirect, with any other person to sell or otherwise distribute the purchased securities.
(3)	These unitholders have advised that voting and dispositive power with respect to the common units held by these unitholders is held by GPS Partners LLC.
(4)	This unitholder has advised that voting and dispositive power with respect to the common units held by this unitholder is held by Zimmer Lucas Capital, LLC.
(5)	Representatives of this unitholder have advised us that the unitholder is an affiliate of a U.S. registered broker-dealer; however, the unitholder acquired the common units in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the common units held by this unitholder. This unitholder has advised that voting and dispositive power with respect to the common units held by this unitholder is held by Lehman Brothers Holdings Inc.
(6)	Does not include 2,040,817 and 2,040,816 registrable common units held by Lehman Brothers MLP Opportunity Fund L.P. and LB I Group Inc. Representatives of this unitholder have advised us that the unitholder is a U.S. registered broker-dealer; however, the unitholder acquired the common units in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the common units held by this unitholder.
(7)	These unitholders have advised that voting and dispositive power with respect to the common units held by these unitholders is held by Jerry V. Swank. Jim H. Derryberry, a former member of our board of directors, serves as an advisory committee member to these unitholders.
(8)	This unitholder has advised that voting and dispositive power with respect to the common units held by this unitholder is held by Larry Flinn.
(9)	This unitholder has advised that Tortoise Capital Advisors, L.L.C. serves as the investment advisor to this unitholder and that, pursuant to an investment advisory agreement entered into with the unitholder, Tortoise Capital Advisors, L.L.C. holds voting and dispositive power with respect to the common units held by the unitholder. The unitholder has advised us that the investment committee of Tortoise Capital Advisors, L.L.C. is responsible for the investment management of the unitholder’s portfolio, such investment committee being comprised of H. Kevin Birzer, Zachary A. Hamel, Kenneth P. Malvey, Terry Matlack and David J. Schutle.
(10)	Representatives of this unitholder have advised us that the unitholder is an affiliate of a U.S. registered broker-dealer; however, the unitholder acquired the common units in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the common units held by this unitholder.
(11)	This unitholder has advised that voting and dispositive power with respect to the common units held by this unitholder is held by Gary K. Michelson, M.D.
(12)	This unitholder has advised that voting and dispositive power with respect to the common units held by this unitholder is held by FAMCO Asset Management, LLC.
(13)	This unitholder has advised us that the unitholder is an affiliate of a U.S. registered broker-dealer; however, the unitholder acquired the common units in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the common units held by this unitholder. This unitholder has advised that voting and dispositive power with respect to the common units held by this unitholder is held by Credit Suisse (USA), Inc.

(14)	This unitholder has advised us that the unitholder is an affiliate of a U.S. registered broker-dealer; however, the unitholder acquired the common units in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the common units held by this unitholder.
(15)	This unitholder has advised that voting and dispositive power with respect to the common units held by this unitholder is held by Duetsche Bank AG.

PLAN OF DISTRIBUTION

As of the date of this prospectus, we have not been advised by the selling unitholders as to any plan of distribution. Distributions of the common units by the selling unitholders, or by its partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such individual, or through underwriters, dealers or agents or on any exchange on which the units may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the common units may be sold include:

•

a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	exchange distributions and/or secondary distributions;

•	sales in the over-the-counter market;

•	underwritten transactions;

•	short sales;

•	broker-dealers may agree with the selling unitholders to sell a specified number of such common units at a stipulated price per unit;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

Such transactions may be effected by the selling unitholders at market prices prevailing at the time of sale or at negotiated prices. The selling unitholders may effect such transactions by selling the common units to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensation in the form of discounts or commissions from the selling unitholders and may receive commissions from the purchasers of the common units for whom they may act as agent. The selling unitholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the units against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the shares for sale under the Securities Act and to indemnify the selling unitholders and each person who participates as an underwriter in the offering of the units against certain civil liabilities, including certain liabilities under the Securities Act.

In connection with sales of the common units under this prospectus, the selling unitholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the common units in the course of hedging the positions they assume. The selling unitholders also may sell common units short and deliver them to close out the short positions, or loan or pledge the common units to broker-dealers that in turn may sell them.

The selling unitholders and any underwriters, broker-dealers or agents who participate in the distribution of the common units may be deemed to be “underwriters” within the meaning of the Securities Act. To the extent any of the selling unitholders are broker-dealers, they are, according to SEC interpretation, “underwriters” within the meaning of the Securities Act. Underwriters are subject to the prospectus delivery requirements under the Securities Act. If the selling unitholders is deemed to be an underwriter, the selling unitholders may be subject to certain statutory liabilities under the Securities Act and the Securities Exchange Act of 1934.

There can be no assurances that the selling unitholders will sell any or all of the common units offered under this prospectus.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements of Magellan Midstream Holdings, L.P. appearing in Magellan Midstream Holdings, L.P.’s Annual Report (Form 10-K/A) for the year ended December 31, 2006, and Magellan Midstream Holdings, L.P.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheets of Magellan Midstream Holdings GP, LLC, appearing in Magellan Midstream Holdings, L.P.’s Annual Report (Form 10-K/A) for the year ended December 31, 2006, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated balance sheets are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, including any documents incorporated herein by reference, constitutes a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement. You should refer to the registration statement and its related exhibits and schedules, and the documents incorporated herein by reference, for further information about our company and the securities offered in this prospectus. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of that document filed as an exhibit to the registration statement or otherwise filed with the SEC, and each such statement is qualified by this reference. The registration statement and its exhibits and schedules, and the documents incorporated herein by reference, are on file at the offices of the SEC and may be inspected without charge.

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

Our home page is located at http://www.mgglp.com. Our annual reports on Form 10-K, our quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC are available free of charge through our web site as soon as reasonably practicable after those reports or filings are electronically filed or furnished to the SEC. Information on our web site or any other web site is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference in this prospectus information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information in those documents that is deemed by the rules of the SEC to be furnished not filed, until we close this offering:

•	our Annual Report on Form 10-K/A for the year ended December 31, 2006;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007

•

our current reports on Form 8-K filed on January 3, 2007, January 31, 2007, March 1, 2007, April 4, 2007, April 9, 2007 and April 30, 2007 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such current report on Form 8-K);

•	the consolidated balance sheets of Magellan Midstream Holdings GP, LLC, appearing in Magellan Midstream Holdings, L.P.’s Annual Report on Form 10-K/A for the year ended December 31, 2006; and

•

the description of our common units contained in our registration statement on Form 8-A filed on February 7, 2006, and including any other amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address and telephone number:

Magellan Midstream Holdings GP, LLC

One Williams Center

Tulsa, Oklahoma 74172

(918) 574-7000

Attention: General Counsel

PART II

Information not required in the Prospectus

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses in connection with the distribution of the securities covered by this registration statement of which this prospectus is a part. We will bear all of these expenses.

Registration fee under the Securities Act	$20,806
Printing and engraving expenses *	$5,000
Legal fees and expenses*	$30,000
Accounting fees and expenses*	$25,000

Total	$80,806

*	Estimated solely for the purpose of this Item. Actual expenses may be more or less.

Item 15.	Indemnification of Officers and Directors.

Magellan Midstream Holdings, L.P.

As provided in our partnership agreement, which is incorporated herein by this reference, we will generally indemnify our general partner, officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events. Subject to any terms, conditions or restrictions set forth in our partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Item 16. Exhibits

Exhibit Number	Description
1.1**	Form of Underwriting Agreement.

4.1	Fourth Amended and Restated Agreement of Limited Partnership of Magellan Midstream Holdings, L.P. dated as of February 15, 2006 (filed as Exhibit 3.1 to Form 8-K filed February 15, 2006).

4.2	Form of Specimen Certificate Evidencing Units Representing Limited Partnership Interests in Magellan Midstream Holdings, L.P. (Incorporated by reference to Exhibit 4.1 of our Registration Statement on Form S-1/A filed January 24, 2006, File No. 333-129623).

5.1*	Opinion of Vinson & Elkins L.L.P. regarding the legality of the common units.

8.1*	Opinion of Vinson & Elkins L.L.P. regarding tax matters.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

23.3*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1).

24.1*	Powers of Attorney (contained on signature pages).

*	Filed herewith
**	To be filed by amendment or as an exhibit to a current report on Form 8-K of the registrant.

Item 17.	Undertakings

A. The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to the information in this registration statement;

provided, however, that paragraphs A(l)(a) and A(l)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each of the post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(a)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against any liability (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

D. The undersigned registrant hereby undertakes:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus or any prospectus supplement filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus or prospectus supplement filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus or prospectus supplement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tulsa, State of Oklahoma, on the 17th day of May, 2007.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

By:	Magellan Midstream Holdings GP, LLC,
its general partner

By:	/s/ DON R. WELLENDORF
Name:	Don R. Wellendorf
Title:	President and Chief Executive Officer

Each person whose signature appears below appoints John D. Chandler and Lonny E. Townsend, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ DON R. WELLENDORF	President, Chief Executive Officer and Chairman of the Board	May 17, 2007
Don R. Wellendorf

/s/ JOHN D. CHANDLER	Vice President, Chief Financial Officer and Treasurer	May 17, 2007
John D. Chandler

/s/ WALTER R. ARNHEIM	Director	May 17, 2007
Walter R. Arnheim

/s/ ROBERT G. CROYLE	Director	May 17, 2007
Robert G. Croyle

/s/ PATRICK C. EILERS	Director	May 17, 2007
Patrick C. Eilers

/s/ JAMES C. KEMPNER	Director	May 17, 2007
James C. Kempner

/s/ THOMAS T. MACEJKO, JR.	Director	May 17, 2007
Thomas T. Macejko, Jr.

/s/ THOMAS S. SOULELES	Director	May 17, 2007
Thomas S. Souleles

EXHIBIT INDEX

Exhibit Number	Description
1.1**	Form of Underwriting Agreement.

4.1	Fourth Amended and Restated Agreement of Limited Partnership of Magellan Midstream Holdings, L.P. dated as of February 15, 2006 (filed as Exhibit 3.1 to Form 8-K filed February 15, 2006).

4.2	Form of Specimen Certificate Evidencing Units Representing Limited Partnership Interests in Magellan Midstream Holdings, L.P. (Incorporated by reference to Exhibit 4.1 of our Registration Statement on Form S-1/A filed January 24, 2006, File No. 333-129623).

5.1*	Opinion of Vinson & Elkins L.L.P. regarding the legality of the common units.

8.1*	Opinion of Vinson & Elkins L.L.P. regarding tax matters.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

23.3*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1).

24.1*	Powers of Attorney (contained on signature pages).

*	Filed herewith
**	To be filed by amendment or as an exhibit to a current report on Form 8-K of the registrant.